Exhibit 99.1

IASIS Healthcare Announces Second Quarter 2015 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--May 15, 2015--IASIS Healthcare® LLC (“IASIS” or the “Company”) today announced financial and operating results for the fiscal second quarter and six months ended March 31, 2015. The Company’s discontinued operations in the accompanying consolidated financial statements have been excluded from Consolidated Financial and Operating Data and Supplemental Consolidated Statements of Operations Information for the fiscal second quarters and six month periods ended March 31, 2015 and 2014.

Key Financial & Operating Results

Second Quarter Fiscal 2015

Total revenue for the second quarter totaled $696.8 million, an increase of 11.0% compared to $627.8 million in the prior year quarter. Adjusted EBITDA for the second quarter totaled $74.6 million, an increase of 12.0% compared to $66.6 million in the prior year quarter. Net earnings from continuing operations for the second quarter totaled $8.7 million, compared to $3.2 million in the prior year quarter. Included in our results for the second quarter of fiscal 2015 were $1.4 million of costs associated with the pending initial public offering of the Company’s parent, IASIS Healthcare Corporation.

Acute care revenue for the second quarter increased 3.5% compared to the prior year quarter. In the second quarter, admissions increased 1.0% and adjusted admissions increased 4.1%, each compared to the prior year quarter. Net patient revenue per adjusted admission in the second quarter decreased 0.4% compared to the prior year quarter.

Premium and service revenues in our managed care risk platform for the second quarter, excluding the effect of $4.7 million of revenue associated with the federal health insurer fee, increased 27.9% compared to the prior year quarter. Total lives served across all managed care product lines increased 73.9% to 374,300, compared to 215,300 in the prior year quarter. Total lives served in the second quarter included 93,700 lives associated with the Company’s management services organization (“MSO”), which began operations on June 1, 2014. Health plan lives increased 19.7% compared to the prior year quarter, mostly attributable to growth in our Medicaid product line.

For the second quarter, the medical loss ratio (“MLR”) associated with premium revenue across all health plans in the Company’s managed care risk platform was 83.9%, compared to 85.6% in the prior year quarter. The MLR for the second quarter benefited from reduced medical costs resulting from the effective care management of childless adult members, who were newly enrolled as a result of the recent expansion of the Medicaid program in Arizona effective January 1, 2014. This newly enrolled population typically experiences more frequent medical utilization and higher acuity levels prior to effective management of their care. As a result of effective care management, the MLR for the Company’s Arizona Medicaid plan declined 530 basis points (“bps”) during the quarter ended March 31, 2015, compared to the prior year quarter.

Year-to-Date Fiscal 2015

Total revenue for the first six months of fiscal 2015 totaled $1.37 billion, an increase of 11.7% compared to $1.22 billion in the prior year period. Adjusted EBITDA for the first six months of fiscal 2015 totaled $130.5 million, a decrease of 0.2% compared to $130.8 million in the prior year period. Net earnings from continuing operations for the first six months of fiscal 2015 totaled $8.4 million, compared to $5.2 million in the prior year period. Included in our results for the first six months of fiscal 2015 was $1.4 million of costs associated with the pending initial public offering of the Company’s parent.

Acute care revenue for the first six months of fiscal 2015 increased 4.1% compared to the prior year period. In the first six months of fiscal 2015, admissions increased 2.0% and adjusted admissions increased 4.1%, each compared to the prior year period. Net patient revenue per adjusted admission in the first six months of fiscal 2015 increased 0.2% compared to the prior year period.

Premium and service revenues in our managed care risk platform for the first six months of fiscal 2015, excluding the effect of $7.6 million of revenue associated with the federal health insurer fee, increased 30.4% compared to the prior year period.

Since the January 1, 2014, effective date of Medicaid expansion, enrollment in our Arizona Medicaid plan has grown approximately 23.1%, which has created a shift in the mix of lives, including newly enrolled childless adult members that have resulted in increased medical costs. For the first six months of fiscal 2015, the MLR associated with premium revenue across all health plans in the Company’s managed care risk platform was 87.4%, compared to 85.0% in the same prior year period. Despite the increased MLR for the first six months of fiscal 2015, the Company has experienced reductions in medical costs resulting from the effective care management of the childless adult members newly enrolled during fiscal 2014. The MLR for this population declined approximately 810 bps during the first six months of fiscal 2015, compared to the period beginning January 1, 2014 through September 30, 2014, the period most effected by the growth of newly enrolled childless adults and the related increase in medical utilization. In addition, the MLR for the Company’s Arizona Medicaid plan declined approximately 480 bps in the first six months of fiscal 2015, compared to the MLR for the period from January 1, 2014 through September 30, 2014.

Cash Flow Analysis

Cash flows provided by operating activities for the first six months of fiscal 2015 totaled $17.2 million, compared to cash flows used in operating activities of $33.0 million in the prior year period. The prior year period was affected by the payment of $22.3 million in income taxes and other transaction costs associated with the Company’s sale-leaseback transaction at the end of fiscal 2013. During the first six months of fiscal 2015, the Company collected $51.7 million in receivables related to the Texas Medicaid supplemental reimbursement programs.

Cash used in investing activities for the first six months of fiscal 2015 totaled $19.6 million, compared to cash flows used in investing activities of $45.3 million in the prior year period. Included in the first six months of fiscal 2015 were $41.8 million in proceeds received from the sale of the Company’s Nevada operations. Additionally, the Company has spent $18.8 million in the first six months of fiscal 2015 related to the construction of its new hospital in Lehi, Utah, which is expected to open in the summer of 2015.

Conference Call

A listen-only simulcast of IASIS’ second quarter 2015 conference call will be available by clicking the “Investors” link on the Company’s Web site at www.iasishealthcare.com beginning at 11:00 a.m. Eastern Time on May 15, 2015. A copy of this press release will also be available on the Company’s Web site.

IASIS Healthcare is a healthcare services company that seeks to deliver high-quality, cost-effective healthcare through a broad and differentiated set of capabilities and assets that include acute care hospitals with related patient access points and a diversified managed care risk platform. With total annual revenue of approximately $2.5 billion, IASIS, headquartered in Franklin, Tennessee, owns and operates 15 acute care hospitals, one behavioral hospital and multiple other access points, including 144 physician clinics, multiple outpatient surgical units, imaging centers, and investments in urgent care centers and on-site employer-based clinics. Health Choice, the Company’s managed care risk platform, delivers services to more than 374,000 covered lives through its multiple health plans, accountable care networks and agreements to serve as a management services organization ("MSO") with third party insurers. For more information on IASIS, please visit the Company’s Web site at www.iasishealthcare.com.

Some of the statements we make in this press release are forward-looking within the meaning of the federal securities laws, which are intended to be covered by the safe harbors created thereby. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations including, but not limited to, future financial and operating results, the Company’s plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results in future periods to differ materially from those anticipated in the forward-looking statements. These risk factors and uncertainties are more fully described in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K/A for the fiscal year ended September 30, 2014 and as amended and restated in Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2014, filed with the Securities and Exchange Commission, and other filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements contained in this press release are reasonable, any of these assumptions could prove to be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by the Company or any other person that our objectives and plans will be achieved. We undertake no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Adjusted EBITDA represents net earnings from continuing operations before net interest expense, income tax expense, depreciation and amortization, stock-based compensation, net gain (loss) on disposal of assets, and management fees. Management fees represent monitoring and advisory fees paid to management companies affiliated with TPG and JLL. Management routinely calculates and communicates adjusted EBITDA and believes that it is useful to investors because it is commonly used as an analytical indicator within the healthcare industry to evaluate performance, allocate resources and measure leverage capacity and debt service ability. In addition, the Company uses adjusted EBITDA as a measure of performance for its business segments and for incentive compensation purposes. Adjusted EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to net earnings, cash flows generated by operating, investing, or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. Adjusted EBITDA, as presented, differs from “adjusted EBITDA” as defined under the Company’s Senior Secured Credit Facilities and may not be comparable to similarly titled measures of other companies. A table describing adjusted EBITDA and reconciling net earnings from continuing operations to adjusted EBITDA is included in this press release in the attached Supplemental Consolidated Statements of Operations Information.

IASIS HEALTHCARE LLC
Consolidated Statements of Operations (Unaudited)
(in thousands)

	Quarter Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Revenues
Acute care revenue before provision for bad debts	$551,590	$544,203	$1,105,506	$1,082,077
Less: Provision for bad debts	(80,726)	(89,416)	(170,078)	(183,119)
Acute care revenue	470,864	454,787	935,428	898,958
Premium and service revenue	225,963	172,995	430,937	324,714
Total revenue	696,827	627,782	1,366,365	1,223,672

Costs and expenses
Salaries and benefits (includes stock-based compensation of $1,841, $3,493, $3,706, and $4,354, respectively)	237,268	228,742	468,199	443,008
Supplies	80,140	75,520	160,191	152,312
Medical claims	176,059	144,991	352,031	270,811
Rentals and leases	19,088	17,793	37,797	36,246
Other operating expenses	113,746	100,691	226,967	201,248
Medicare and Medicaid EHR incentives	(2,235)	(3,075)	(5,650)	(6,353)
Interest expense, net	31,854	32,887	64,217	66,031
Depreciation and amortization	21,555	21,504	44,186	47,226
Management fees	1,250	1,250	2,500	2,500
Total costs and expenses	678,725	620,303	1,350,438	1,213,029

Earnings from continuing operations before gain (loss) on disposal of assets and income taxes	18,102	7,479	15,927	10,643
Gain (loss) on disposal of assets, net	394	(476)	(454)	766

Earnings from continuing operations before income taxes	18,496	7,003	15,473	11,409
Income tax expense	9,747	3,772	7,093	6,249

Net earnings from continuing operations	8,749	3,231	8,380	5,160
Earnings (loss) from discontinued operations, net of income taxes	(1,806)	(6,648)	(3,306)	413

Net earnings (loss)	6,943	(3,417)	5,074	5,573
Net earnings attributable to non-controlling interests	(2,763)	(2,616)	(5,050)	(6,404)

Net earnings (loss) attributable to IASIS Healthcare LLC	$4,180	$(6,033)	$24	$(831)

IASIS HEALTHCARE LLC
Consolidated Balance Sheets (Unaudited)
(in thousands)
	March 31, 2015	Sept. 30, 2014

ASSETS

Current assets
Cash and cash equivalents	$326,580	$341,180
Accounts receivable, net	331,635	305,654
Inventories	58,333	57,632
Deferred income taxes	667	1,987
Prepaid expenses and other current assets	258,670	216,563
Assets held for sale	–	50,151
Total current assets	975,885	973,167

Property and equipment, net	838,733	826,478
Goodwill	817,933	814,498
Other intangible assets, net	21,691	23,331
Other assets, net	60,472	62,362
Total assets	$2,714,714	$2,699,836

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$111,527	$128,359
Salaries and benefits payable	73,013	71,121
Accrued interest payable	28,791	28,820
Medical claims payable	97,213	79,449
Other accrued expenses and current liabilities	91,679	73,491
Current portion of long-term debt, capital leases and other obligations	12,033	12,690
Liabilities held for sale	–	9,171
Total current liabilities	414,256	403,101

Long-term debt, capital leases and other obligations	1,835,809	1,841,110
Deferred income taxes	108,553	100,499
Other long-term liabilities	116,184	117,289

Non-controlling interests with redemption rights	108,060	108,156

Equity
Member’s equity	123,441	120,005
Non-controlling interests	8,411	9,676
Total equity	131,852	129,681
Total liabilities and equity	$2,714,714	$2,699,836

IASIS HEALTHCARE LLC
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended March 31,
	2015	2014
Cash flows from operating activities
Net earnings	$5,074	$5,573
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	44,186	47,226
Amortization of loan costs	3,942	3,706
Amortization of deferred gain from sale-leaseback	(1,248)	(1,248)
Change in physician minimum revenue guarantees	1,871	1,196
Stock-based compensation	3,706	4,354
Deferred income taxes	7,967	5,322
Loss (gain) on disposal of assets, net	454	(766)
Loss (earnings) from discontinued operations, net	3,306	(413)
Changes in operating assets and liabilities, net of the effect of acquisitions and dispositions:
Accounts receivable, net	(27,323)	(20,631)
Inventories, prepaid expenses and other current assets	(42,615)	(44,205)
Accounts payable, other accrued expenses and other accrued liabilities	18,623	(3,004)
Income taxes and other transaction costs payable related to sale-leaseback of real estate	–	(22,270)
Net cash provided by (used in) operating activities – continuing operations	17,943	(25,160)
Net cash used in operating activities – discontinued operations	(755)	(7,794)
Net cash provided by (used in) operating activities	17,188	(32,954)

Cash flows from investing activities
Purchases of property and equipment	(56,281)	(39,363)
Cash received (paid) for acquisitions, net	37,464	(1,038)
Proceeds from sale of assets	337	1,505
Cash paid for sale-leaseback of real estate	–	(3,025)
Change in other assets, net	(797)	(934)
Net cash used in investing activities – continuing operations	(19,277)	(42,855)
Net cash used in investing activities – discontinued operations	(341)	(2,410)
Net cash used in investing activities	(19,618)	(45,265)

Cash flows from financing activities
Payment of long-term debt, capital leases and other obligations	(6,708)	(6,759)
Distributions to non-controlling interests	(4,438)	(11,046)
Cash paid for the repurchase of non-controlling interests	(1,018)	(405)
Net cash used in financing activities – continuing operations	(12,164)	(18,210)
Net cash used in financing activities – discontinued operations	(6)	(92)
Net cash used in financing activities	(12,170)	(18,302)

Change in cash and cash equivalents	(14,600)	(96,521)
Cash and cash equivalents at beginning of period	341,180	438,131
Cash and cash equivalents at end of period	$326,580	$341,610

Supplemental disclosure of cash flow information
Cash paid for interest	$61,991	$62,360
Cash paid for income taxes, net	$12,366	$35,265

IASIS HEALTHCARE LLC
Consolidated Financial and Operating Data (Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Acute care operations (1)
Number of acute care hospital facilities at end of period	15	15	15	15
Licensed beds at end of period	3,604	3,601	3,604	3,601
Average length of stay (days)	5.1	5.1	5.1	5.0
Occupancy rates (average beds in service)	51.3%	50.7%	50.4%	49.0%
Admissions	25,814	25,550	51,682	50,646
Percentage change	1.0%		2.0%
Adjusted admissions	47,601	45,722	95,508	91,760
Percentage change	4.1%		4.1%
Patient days	131,347	129,835	261,190	254,110
Adjusted patient days	242,204	232,342	482,679	460,396
Surgeries	15,771	15,752	32,582	32,755
Emergency room visits	109,605	101,979	215,945	201,018
Outpatient revenue as a percentage of gross patient revenue	45.8%	44.1%	45.9%	44.8%

Managed care operations
Health plan lives	247,400	206,600	247,400	206,600
MSO lives	93,700	–	93,700	–
Accountable care network lives	33,200	8,700	33,200	8,700
Total lives	374,300	215,300	374,300	215,300
Medical loss ratio (2)	83.9%	85.6%	87.4%	85.0%

(1) Excludes the Company’s Nevada operations, which are now reflected in discontinued operations in both periods.

(2) Represents medical claims expense as a percentage of premium revenue (excludes the effect of service-related revenue and health insurer fee revenue) before the elimination of intercompany-related costs.

IASIS HEALTHCARE LLC
Supplemental Consolidated Statements of Operations Information (Unaudited)
(in thousands)

	Quarter Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014
Consolidated Results
Net earnings from continuing operations	$8,749	$3,231	$8,380	$5,160
Add:
Interest expense, net	31,854	32,887	64,217	66,031
Income tax expense	9,747	3,772	7,093	6,249
Depreciation and amortization	21,555	21,504	44,186	47,226
Stock-based compensation	1,841	3,493	3,706	4,354
Loss (gain) on disposal of assets, net	(394)	476	454	(766)
Management fees	1,250	1,250	2,500	2,500
Adjusted EBITDA	$74,602	$66,613	$130,536	$130,754

CONTACT:
IASIS Healthcare LLC
Investor Contact:
W. Carl Whitmer, 615-844-2747
President and Chief Executive Officer
or
John M. Doyle, 615-844-2747
Chief Financial Officer
or
Media Contact:
Cara Jackson, 615-467-1255
VP, Corporate Communications